UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-181440	26-1607874
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

605 W Knox Rd., Suite 202, Tempe AZ	85284
(Address of principal executive offices)	(Zip Code)

(480) 588-3333

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 4, 2014, the Company appointed Mr. Brandon Rowberry as an Independent Director and Chairman of the Company’s Reimbursement & Innovation Committee which will focus on Medicare/Medicaid (state & federal) reimbursements, strategic cooperation with private insurance, wellness, nutritional companies and industry associations. Mr. Rowberry is a well known healthcare innovation executive, most recently driving enterprise-wide Innovation/Venturing for UnitedHealth Group from 2010 to 2014. He is also currently Managing Director of 7R Ventures an investment and advisory firm. From 2005 to 2009, he was Director of Strategy & Innovation at Circuit City. From 2001 to 2005, he was a Sr. Corporate Consultant focusing on Organizational Development and Innovation at Hallmark. From 2000 to 2001, he was a Manager of Organizational Development & Innovation at Honeywell. Mr. Rowberry does not have any familial relationship with any of our other executive officers or directors. We believe that Mr. Rowberry’s experience will benefit us greatly as he serves in his duties as our Chairman of the Reimbursement & Innovation Committees and as a Director of the Company.

Pursuant to our agreement with Mr. Rowberry, a copy of which is filed herewith as Exhibit 10.1, we will issue him 200,000 shares of our common stock and a monthly salary of $2,000 as compensation for his board and committee services. Additionally, the Compensation Committee will be provided with a plan by the Reimbursement & Innovation Committee that will detail their planned future activities and the Compensation Committee will create an incentive compensation plan for goals accomplished by the Chairman of the Committee.

Our board recently established the Reimbursement & Innovation committee, on which Darwin Fogt and Douglas MacLellan will also serve.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Independent Director Agreement dated June 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2014

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Darwin Fogt
Director and Chief Executive Officer